                                AMENDED AND RESTATED

                             ARTICLES OF INCORPORATION
                                         OF
                              DRUGABUSE SCIENCES, INC.


          Philippe Pouletty, M.D. and Elizabeth Greetham certify that:


          They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of DrugAbuse Sciences, Inc., a California corporation (the "Corporation").


          The Articles of Incorporation of the Corporation are hereby amended and restated to read in their entirety as set forth on EXHIBIT A attached hereto.


          The attached Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of this Corporation.


          The attached Amended and Restated Articles of Incorporation have been duly approved by the required vote of the outstanding shares of Common Stock and Preferred Stock entitled to vote in accordance with the Articles of Incorporation of this Corporation and Sections 902 and 903 of the California Corporations Code. The total number of shares of Common Stock entitled to vote with respect to the attached Amended and Restated Articles of Incorporation was 3,380,450 shares of Common Stock and the total number of shares of Preferred Stock entitled to vote with respect to the attached Amended and Restated Articles of Incorporation was 4,860,632 shares of Preferred Stock; 375,556 shares of which were Series A Preferred Stock, 1,316,063 shares of which were Series B Preferred Stock, 932,456 shares of which were Series C Preferred Stock and 2,236,557 shares of which were Series D Preferred Stock. The number of shares of Common Stock and Preferred Stock voting in favor of the Amended and Restated Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of Common Stock; a majority of the outstanding shares of

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Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock
and Series D Preferred Stock, voting together as a single class; and a majority of the outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock voting together as a single class and on an as-converted basis.

          The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.


          Executed at Menlo Park, California on _________ ___, 2000:


                              ------------------------------------------------
                              Philippe Pouletty, M.D., CHIEF EXECUTIVE OFFICER


                              ------------------------------------------------
                              Elizabeth Greetham, SECRETARY


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                                     EXHIBIT A

                                AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION OF
                              DRUGABUSE SCIENCES, INC.

                                     ARTICLE I

          The name of this Corporation is DrugAbuse Sciences, Inc.

                                      ARTICLE II

          The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     ARTICLE III

          The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares the Corporation shall have the authority to issue is 50,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share. Preferred Stock may be issued from time to time in one or more series.

          The Preferred Stock authorized by these Amended and Restated Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Amended and Restated Articles of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them. The Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                      ARTICLE IV

          Shareholders shall not be entitled to cumulate their votes for the election of directors of the corporation. This Article IV shall become effective only when the corporation becomes, and only for so long as the corporation remains, a listed corporation within the meaning of Section 301.5 of the California Corporations Code.


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                                      ARTICLE V

          1. LIMITATION OF DIRECTORS' LIABILITY. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          2. INDEMNIFICATION OF CORPORATE AGENTS. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law.

          3. REPEAL OR MODIFICATION. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such amendment, repeal or modification.

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